Exhibit (d)(1)(i)

MANAGEMENT AGREEMENT

between

AFBA 5STAR INVESTMENT MANAGEMENT COMPANY

and

AFBA 5STAR FUNDS

This AGREEMENT, made and entered into this 31st day of July, 2008, by and between AFBA 5STAR FUNDS, a Delaware statutory Trust (the “Trust”), on behalf of each separate series of its shares set forth on the Appendix to this Agreement, as that Appendix may be amended from time to time (each such series is hereinafter referred to as a “Fund”), and AFBA 5 STAR INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the State of Virginia (hereinafter referred to as the “Manager”), and which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

WHEREAS, the Trust was created for the purpose of engaging in the business of investing and reinvesting its property and assets and to operate as a multi-series open-end management investment company, as defined in the Investment Company Act of 1940, as amended (“Act”), under which it is registered with the Securities and Exchange Commission, and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice and management service to the Trust as an independent contractor, and

WHEREAS, the Trust and Manager desire to enter into a contractual arrangement whereby the Manager provides investment advice and management service to the Funds for a fee,

NOW THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, it is mutually agreed and contracted by and between the parties hereto that:

1.            The Trust hereby employs the Manager, for the period set forth in Paragraph 5 hereof, and on the terms set forth herein, to render investment advice and management service to the Trust, subject to the supervision and direction of the Board of Trustees of the Trust. The Manager hereby accepts such employment and agrees, during such period, to render the services and assume the obligations herein set forth, for the compensation herein provided. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust in any way, or in any other way be deemed an agent of the Trust.

The Manager shall furnish the Trust and each Fund with investment management and administrative services. Investment management shall include analysis, research and portfolio recommendations consistent with the Fund’s objectives and policies. Administrative services shall include the services and compensation of such members of the manager’s organization as shall be duly elected officers and/or Trustees of the Fund. Exclusive of the management fee, the Fund shall bear the cost of personnel as shall be necessary to carry out its normal operations; fees of the independent Trustees, the custodian, the independent public accountant and legal counsel; rent; the cost of a transfer

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and dividend disbursing agent or similar in-house services; bookkeeping, accounting and all other clerical and administrative functions as may be reasonable and necessary to maintain the Fund’s records and for it to operate as an open-end management investment company; any interest, taxes, dues, fees and other charges of governments and their agencies including the cost of qualifying the Fund’s shares for sale in any jurisdiction; brokerage commissions; or any other expenses incurred by it which are not assumed herein by the Manager.

All property, equipment and information used by the Manager in the management and administration of the Trust shall belong to the Manager. Should the management and administrative relationship between the Trust and the Manager terminate, the Trust shall be entitled to, and the Manager shall provide the Trust, a copy of all information and records in the Manager’s file necessary for the Trust to continue its functions, which shall include computer systems and programs in use as of the date of such termination; but nothing herein shall prohibit thereafter the use of such information, systems or programs by the Manager, so long as such does not unfairly interfere with the continued operation of the Trust.

Subject to compliance with the requirements of the Act, the Manager may retain as a sub-adviser to any Fund, at the Manager’s own expense, any investment adviser registered under the Investment Advisers Act of 1940.

2.          a.            The Manager (or its delegate) shall place and execute Fund orders for the purchase and sale of portfolio securities with broker-dealers. Subject to obtaining the best available execution, the Manager is authorized to place orders for the purchase and sale of portfolio securities for the Fund with such broker-dealers as it may select from time to time. Subject to subparagraph (b) below, the Manager is also authorized to place transactions with brokers who provide research or statistical information or analyses to the Fund, to the Manager, or to any other client for which the Manager provides investment advisory services. Subject to obtaining the best available execution, the Manager may also place brokerage transactions with broker-dealers who sell shares of the Fund. Broker-dealers who sell shares of the Fund shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority, Inc. The Manager also agrees that it will cooperate with the Trust to execute instructions that brokerage transactions be allocated to brokers or dealers who provide benefits directly to the Trust or any Fund.

b.            Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Trust, the Manager (or its delegate) is authorized to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Manager has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Trust and to other clients or funds for which the Manager exercises investment discretion.

c.            The Manager (or its delegate) is authorized to direct portfolio transactions to a broker which is an affiliated person of the Manager or the Trust in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-l under the Act, or other rules promulgated by the Securities and Exchange Commission. Any transaction placed with an affiliated broker must (i) be placed at best price and execution, and (ii) may not be a principal transaction.

3.            As compensation for the services to be rendered to the Trust and the Funds by the Manager under the provisions of this agreement, the Trust agrees to pay from the assets of each Fund monthly to the Manager an annual fee described in Appendix A based on the average total net assets of

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the Fund computed daily in accordance with the Trust’s Agreement and Declaration of Trust and By-Laws.

4.            It is understood and agreed that the services to be rendered by the Manager to the Trust under the provisions of the Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5.            It is understood and agreed that the Trustees, officers, agents, employees, and shareholders of the Trust may be interested in the Manager as owners, employees, agents or otherwise, and that owners, employees and agents of the Manager may be interested in the Trust as shareholders or otherwise. It is understood and agreed that shareholders, officers, Directors, and other personnel of the Manager are and may continue to be officers and Trustees of the Trust, but that they receive no remuneration from the Trust solely for acting in those capacities.

6.            This Agreement shall become effective on July 31, 2008 following its approval by the Trust’s Board of Trustees and with respect to any Fund, provided that it is approved by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. It shall remain in force for an initial period of two years ending on July 30, 2010 and thereafter may be renewed for successive periods not exceeding one year only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, and only if the terms and the renewal of this Agreement have been approved by a vote of a majority of the Trustees of the Trust including a majority of the Trustees who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. No amendment to this Agreement shall be effective unless the terms thereof have been approved by the vote of a majority of outstanding voting securities (as defined in the 1940 Act) of the affected Fund and by vote of a majority of the Trustees who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. It shall be the duty of the Trustees to request and evaluate, and the duty of the Manager to furnish, such information as may reasonably be necessary to evaluate the terms of this Agreement and any amendment thereto.

7.            This Agreement may be terminated at any time as to any Fund, without the payment of any penalty, by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the affected Fund on not more than sixty days written notice to the Manager, and it may be terminated as to any Fund by the Manager upon not less than sixty days written notice to the Trust. It shall terminate automatically in the event of its assignment by either party unless the parties hereby, by agreement, obtain an exemption from the Securities and Exchange Commission from the provisions of the Act pertaining to the subject matter of this paragraph. Any notice, request or instruction provided for herein, or for the giving of which, the occasion may arise thereunder, shall be deemed duly given, if in writing and mailed by registered mail, postage prepaid, addressed to the regular executive office of the Trust or the Manager as the case may be. As used in this Agreement, the terms “assignment,” “a majority of the outstanding voting securities” and “interested persons” shall have the same meaning as similar terms contained in the Act.

8.            In the event that the Manager ceases to be the Trust’s investment manager for any reason, the Trust will (unless the Manager otherwise agrees in writing) take all necessary steps to cause itself and the Funds to cease using the terms, words or phrases “AFBA,” “5Star” or “AFBA 5Star” in its (or the Fund’s) names within a reasonable period of time. It is further agreed that the provisions of this Paragraph shall inure to the benefit of the Manager and may be imposed by it or any successor in interest as if it or such successor in interest were parties to this Agreement.

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9.            The Manager shall not be liable for any error in judgment or mistake at law for any loss suffered by the Trust or any Fund in connection with any matters to which this Agreement relates, except that nothing herein contained shall be construed to protect the Manager against any liability by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reckless disregard of its obligations or duties under this Agreement.

AFBA 5STAR FUNDS

AFBA 5STAR FUNDS

By:	/s/ Robert E. Morrison, Jr.
Name: Robert E. Morrison, Jr.
Title: President

Attest:

By:	/s/ Michael E. Houchins
Name: Michael E. Houchins
Title: Treasurer

AFBA 5STAR INVESTMENT MANAGEMENT COMPANY

By:	/s/ Robert E. Morrison, Jr.
Name: Robert E. Morrison, Jr.
Title: President

Attest:

By:	/s/ Michael E. Houchins
Name: Michael E. Houchins
Title: Chief Financial Officer

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APPENDIX

This Appendix to the Management Agreement by and between AFBA 5STAR FUNDS (the “Trust”) and AFBA 5STAR INVESTMENT MANAGEMENT COMPANY (the “Manager”) dated July 31, 2008 sets forth the names of each separate series of shares of the Trust (“Funds”) that are subject to this Agreement, and may be amended from time to time by the parties and, if required, by shareholders, by written agreement. The Funds that are currently covered under this Agreement are:

Fund	Investment Advisory Fee (as a percentage of average daily net assets)
AFBA 5Star Mid Cap Value Fund	0.80%
AFBA 5Star Small Cap Fund	0.80%
AFBA 5Star Large Cap Fund	0.80%
AFBA 5Star Large Cap Growth Fund (formerly, AFBA 5Star USA Global Fund)	0.80%
AFBA 5Star Balanced Fund	0.80%
AFBA 5Star Total Return Bond Fund (formerly, AFBA 5Star High Yield Fund)	0.80%
AFBA 5Star Science & Technology Fund	0.80%

Effective: July 31, 2008